                                                                    EXHIBIT 10.6

                                 ASSET PURCHASE AGREEMENT
                                           AMONG
                 DANIEL L. SHEPPARD DBA PAGING AND CELLULAR OF TEXAS

                                            AND

                                CONTACT COMMUNICATIONS INC.
                                      AND PRONET INC.




                                    September 30, 1995

                                     TABLE OF CONTENTS

                                                                        Page
                                                                        ----

                                      ARTICLE 1
                            PURCHASE AND SALE OF ASSETS

1.1      ASSETS TO BE ACQUIRED . . . . . . . . . . . . . . . . . . . .    1
1.2      EXCLUDED ASSETS . . . . . . . . . . . . . . . . . . . . . . .    1
1.3      ASSUMPTION OF CERTAIN LIABILITIES . . . . . . . . . . . . . .    1
1.4      PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . .    2
1.5      CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.6      INDEMNIFICATION ESCROW AGREEMENT. . . . . . . . . . . . . . .    4

                                      ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PRONET

2.1      PURCHASER DUE ORGANIZATION. . . . . . . . . . . . . . . . . .    4
2.2      PRONET DUE ORGANIZATION . . . . . . . . . . . . . . . . . . .    4
2.3      DUE AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . .    4
2.4      CONFLICTS . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.5      CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.6.     PENDING LAW . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.7      LICENSES AND PERMITS. . . . . . . . . . . . . . . . . . . . .    5
2.8      COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . .    5
2.9      CLAIMS AND PROCEEDINGS. . . . . . . . . . . . . . . . . . . .    5
2.10     PERSONNEL . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.11     BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                                     ARTICLE 3
                           REPRESENTATIONS AND WARRANTIES
                             OF THE SELLER AND SHEPPARD

3.1      ORGANIZATION; OWNERSHIP . . . . . . . . . . . . . . . . . . .   6
3.2      DUE AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . .   6
3.3      CONFLICTS . . . . . . . . . . . . . . . . . . . . . . . . . .   6
3.4      CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .   6
3.5      FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .   7
3.6      CONDUCT OF BUSINESS; CERTAIN ACTIONS. . . . . . . . . . . . .   7
3.7      TITLE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.8      PAGERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.9      LICENSES AND PERMITS. . . . . . . . . . . . . . . . . . . . .   8
3.10     INTELLECTUAL RIGHTS . . . . . . . . . . . . . . . . . . . . .   9
3.11     COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . .   9
3.12     INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.13     ERISA PLANS . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                       (i)

3.14     CONTRACTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . .  10
3.15     CLAIMS AND PROCEEDINGS. . . . . . . . . . . . . . . . . . . .  10
3.16     TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.17     PERSONNEL . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.18     BUSINESS RELATIONS. . . . . . . . . . . . . . . . . . . . . .  12
3.19     BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.20     WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.21     ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . .  12
3.22     CUSTOMERS AND SUPPLIERS . . . . . . . . . . . . . . . . . . .  13
3.23     INTEREST IN COMPETITORS, SUPPLIERS, AND CUSTOMERS . . . . . .  13
3.24     INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.25     COMMISSION SALES CONTRACTS. . . . . . . . . . . . . . . . . .  13
3.26     REGULATORY CERTIFICATES . . . . . . . . . . . . . . . . . . .  13
3.27     INFORMATION FURNISHED . . . . . . . . . . . . . . . . . . . .  13


                                        ARTICLE 4
                                COVENANTS OF THE SELLER

4.1      INSPECTION. . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.2      COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . .  14
4.3      SATISFACTION OF ALL CONDITIONS PRECEDENT. . . . . . . . . . .  14
4.4      NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . . .  14
4.5      NOTICE OF DEVELOPMENTS. . . . . . . . . . . . . . . . . . . .  14
4.6      NOTICE OF BREACH. . . . . . . . . . . . . . . . . . . . . . .  14
4.7      NOTICE OF LITIGATION. . . . . . . . . . . . . . . . . . . . .  15
4.8      CONTINUATION OF INSURANCE COVERAGE. . . . . . . . . . . . . .  15
4.9      MAINTENANCE OF CREDIT TERMS . . . . . . . . . . . . . . . . .  15
4.10     UPDATING INFORMATION. . . . . . . . . . . . . . . . . . . . .  15
4.11     INTERIM OPERATIONS OF THE SELLER. . . . . . . . . . . . . . .  15
4.12     FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .  16
4.13     ASSIGNMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                        ARTICLE 5
                          COVENANTS OF THE PURCHASER AND PRONET

5.1      COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.2      SATISFACTION OF ALL CONDITIONS PRECEDENT. . . . . . . . . . .  16
5.3      NOTICE OF DEVELOPMENTS. . . . . . . . . . . . . . . . . . . .  16
5.4      NOTICE OF BREACH. . . . . . . . . . . . . . . . . . . . . . .  17
5.5      NOTICE OF LITIGATION. . . . . . . . . . . . . . . . . . . . .  17
5.6      ASSIGNMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  17
5.7      UPDATING INFORMATION. . . . . . . . . . . . . . . . . . . . .  17

                                      ARTICLE 6
                                 CONDITIONS TO CLOSING

6.1      CONDITIONS TO OBLIGATIONS OF THE PURCHASER. . . . . . . . . .  17
6.2      CONDITIONS TO OBLIGATIONS OF THE SELLER . . . . . . . . . . .  19

                                       (ii)

                                      ARTICLE 7
                                     TERMINATION

7.1      TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                      ARTICLE 8
                                   INDEMNIFICATION

8.1      INDEMNIFICATION OF THE PURCHASER. . . . . . . . . . . . . . .  21
8.2      INDEMNIFICATION OF THE SELLER . . . . . . . . . . . . . . . .  21
8.3      DEFENSE OF THIRD-PARTY CLAIMS . . . . . . . . . . . . . . . .  21
8.4      DIRECT CLAIMS . . . . . . . . . . . . . . . . . . . . . . . .  22
8.5      LIMITATIONS . . . . . . . . . . . . . . . . . . . . . . . . .  22
8.6      SUBROGATION . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                      ARTICLE 9
                                DISPUTE RESOLUTION

9.1      AGREEMENT TO USE PROCEDURE. . . . . . . . . . . . . . . . . .  23
9.2      INITIATION OF MEDIATION . . . . . . . . . . . . . . . . . . .  23
9.3      CONDUCT OF MEDIATION. . . . . . . . . . . . . . . . . . . . .  24
9.4      TERMINATION OF PROCEDURE. . . . . . . . . . . . . . . . . . .  24
9.5      FEES OF MEDIATION; DISQUALIFICATION . . . . . . . . . . . . .  24
9.6      CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . .  24

                                       ARTICLE 11
                                     MISCELLANEOUS

10.1     COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS. . . . . . . .  24
10.2     BULK SALES COMPLIANCE . . . . . . . . . . . . . . . . . . . .  25
10.3     RISK OF LOSS - DAMAGE TO TRANSFERRED ASSETS . . . . . . . . .  25
10.4     PRORATIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  25
10.5     ALLOCATION OF PURCHASE PRICE. . . . . . . . . . . . . . . . .  25
10.6     RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
10.7     SELLER'S LIABILITIES. . . . . . . . . . . . . . . . . . . . .  26
10.8     SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . .  26
10.9     EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
10.10    SALES TAXES . . . . . . . . . . . . . . . . . . . . . . . . .  26
10.11    INVALID PROVISIONS. . . . . . . . . . . . . . . . . . . . . .  26
10.12    WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
10.13    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
10.14    SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. . . .  27
10.15    PUBLIC ANNOUNCEMENT . . . . . . . . . . . . . . . . . . . . .  27
10.16    FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . .  27
10.17    NO THIRD-PARTY BENEFICIARIES. . . . . . . . . . . . . . . . .  28
10.18    GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . .  28
10.19    HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . .  28
10.20    SECTIONS; EXHIBITS. . . . . . . . . . . . . . . . . . . . . .  28

                                        (iii)

10.21    NUMBER AND GENDER OF WORDS. . . . . . . . . . . . . . . . . .  28
10.22    SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . . .  28
10.23    PRONET GUARANTEE. . . . . . . . . . . . . . . . . . . . . . .  28
10.24    BUSINESS DAYS . . . . . . . . . . . . . . . . . . . . . . . .  28
10.25    CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . .  28
10.26    FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . .  29

                                          (iv)

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                                       SCHEDULES

1.1              Transferred Assets
Annex 1  Tangible Assets
Annex 2  Personal Property Leases
Annex 3  Miscellaneous Contracts
Annex 4  Accounts Receivable
Annex 5  Business Records
Annex 6  Trade Secrets and Other Intangibles
Annex 7  Licenses and Permits
Annex 8  Customer Rental Deposits Obligation
1.2      Excluded Assets
1.4      Accounts Receivable Deemed Current
2.5      Purchaser Consents
2.10     Employment Offer
3.3      Conflicts
3.4      Consents
3.5      Accounting Disclosures
3.6      Conduct of Business
3.7      Title and Encumbrances
3.9      Licenses and Permits Disclosure
3.10     Intellectual Rights
3.11     Compliance with Law
3.12     Insurance
3.14     Material Contracts and Agreements
3.15     Claims and Proceedings
3.16     Taxes
3.17     Personnel and Compensation
3.20     Warranties
3.21     Accounts Receivable Disclosure
3.22     Customers and Suppliers
3.23     Interest in Competitors, Suppliers and Customers
3.24     Inventory Disclosure
3.25     Commission Sales Contracts Disclosure
4.11     Purchaser's Interim Operations Consent
6.1      Seller's Closing Certificate
6.2      Purchaser's and ProNet's Closing Certificates

                                                   EXHIBITS

A   -    Indemnification Escrow Agreement
B   -    Bill of Sale and Assignment
C   -    Assumption Agreement
D   -    Form of Opinion of Counsel to the Seller
E   -    Noncompetition Agreement - Seller
F   -    Sublease
G   -    Agreement for Paging, Broadcast and Voicemail
H   -    Form of Opinion of Consent of the Purchaser

                                        (v)

I   -    Allocation of Purchase Price

                                        (vi)

                              ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered effective into as of September 30, 1995, by and among Daniel L. Sheppard dba Paging and Cellular of Texas, a sole proprietorship, (the "Seller"), Contact Communications Inc., a Delaware corporation (the "Purchaser"), and ProNet Inc., a Delaware corporation ("ProNet").

                                 R E C I T A L S

         A. Seller is the sole owner of Paging and Cellular of Texas, a Texas sole proprietorship.

         B. The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, upon the terms and subject to the conditions set forth herein, substantially all of the property and assets of the Seller that are used in Seller's radio paging system business conducted in the name of Paging and Cellular of Texas (such property, assets, and business being hereinafter collectively called the "Business").

                                A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                            PURCHASE AND SALE OF ASSETS

         1.1 ASSETS TO BE ACQUIRED. On the Closing Date (as hereinafter defined), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, on the terms and conditions set forth in this Agreement, the property and assets of the Seller that are used in the conduct of the Business as more fully described in SCHEDULE 1.1 attached hereto (collectively, the "Transferred Assets"), free and clear of all liens, security interests, claims, rights of another, and encumbrances of any kind or character except as disclosed in SCHEDULE 3.7 attached hereto.

         1.2 EXCLUDED ASSETS. The Seller shall not sell, assign, transfer, or convey to the Purchaser hereunder any of the assets or property of any nature of the Seller other than the Transferred Assets described in
SCHEDULE 1.1 (the "Excluded Assets"). The Excluded Assets include, without limitation, the assets listed on SCHEDULE 1.2 attached hereto.

         1.3 ASSUMPTION OF CERTAIN LIABILITIES. On the Closing Date, the Purchaser shall assume and agree to perform and discharge the liabilities and obligations of the Seller under:

                 (a)      All personal property leases listed on ANNEX 2 to
         SCHEDULE 1.1 (the "Personal Property Leases");

                 (b) All contracts, agreements, arrangements, policies, and instruments that are listed on ANNEX 3 to SCHEDULE 1.1 (the "Miscellaneous Contacts" and, collectively with the Personal Property Leases, the "Assumed Contracts"), but only to the extent such liabilities and obligations relate to goods delivered to, services performed for, or benefits received by the Purchaser on or after the Closing.

         In addition to the above described obligations under the Assumed Contracts, the Purchaser shall assume and agrees to discharge the obligations of the Seller with respect to the customer pager rental deposits in the amounts set forth on ANNEX 8 to SCHEDULE 1.1 hereto (such deposits and the Assumed Contracts collectively referred to herein as the "Assumed Liabilities"); provided that the amount of such deposits shall be deducted from the Purchase Price (as hereinafter defined).

         Notwithstanding the foregoing, it is expressly understood that the Purchaser shall not assume any of the Seller's obligations or liabilities (whether known or unknown, matured or unmatured, or fixed or contingent) other than obligations and liabilities expressly assumed in this Section 1.3
or otherwise prorated, allocated or provided for in this Agreement.   Without
limiting the generality of the foregoing, the Purchaser shall not assume any of the Seller's obligations or liabilities with respect to (a) any claims for workers compensation, (b) any foreign, Federal, state, county, or local taxes ("Taxes") on income of the Seller whether arising before or after the Closing Date, or any Taxes, fees, and assessments of any kind of the Seller or for which the Seller has the obligation to collect from any other party, including, without limitation, value-added, withholding, and any other taxes, whether arising before or after the Closing Date, (c) any liability for any violation by the Seller of any statutes, laws, regulations, or ordinances of any federal, state, or local government, including, without limitation, the failure to file or the improper filing of any and all tax returns and other reports or the failure to timely pay any and all Taxes, fees, and assessments to any governmental unit, authority, or instrumentality by the Seller, (d) any liability for any breach of contract, negligence, or misconduct by the Seller or any of its agents, servants, or employees, (e) any liability of the Seller arising out of or pursuant to this Agreement (including, without limitation, any liability arising out of the Seller's employee severance policy, if any), (f) any liability of the Seller relating to any litigation arising from any event, action, or omission, (g) any liability of the Seller relating to employee benefit plans, if any, maintained by the Seller, and
(h) any liability arising out of or incurred in respect of any transaction of the Seller occurring after the Closing Date; provided, the above provisions are not intended to release Purchaser (or ProNet) from its obligations provided for in this Agreement or otherwise including, without limitation, sales and use taxes relating to the purchase and sale of the Transferred Assets or receipts for paging services on or after the Closing Date. Any liabilities or obligations of Seller not expressly assumed by the Purchaser pursuant to this Section 1.3 or otherwise prorated, allocated or provided shall be Indemnified Costs (as hereinafter defined) and, as such, shall be subject to offset by the Purchaser pursuant to Section 9.4 hereof.

         1.4 PURCHASE PRICE. The aggregate purchase price payable by the Purchaser in consideration for the sale of the Transferred Assets shall be an amount equal to the remainder of (i) the sum of (A) $200,000 ("Escrowed Funds"), which amount shall be deposited with the Escrow Agent (hereinafter defined) as a deposit in accordance with Section 1.6 hereof and the terms of the Indemnification Escrow Agreement (herein so called), a copy of which is attached hereto as EXHIBIT A, (B) $9,800,000 payable in cash on the Closing Date via wire transfer to Seller's account and Seller's secured creditor accounts as instructed by Seller, and (C) an amount payable in cash on the Closing Date equal to the value of Seller's accounts receivable in respect of services or merchandise provided in the Business prior to the Closing Date as of 11:59 p.m., on the day immediately preceding the Closing Date, minus (ii) the amount of any revenues collected by Seller prior to the Closing Date in respect of services or merchandise to be provided to customers of the Business after the Closing Date. For purposes of calculating the Purchase Price, the Seller's accounts receivable shall be valued as follows:

         The following formula will be used to determine the payoff on each customer account on the Seller's accounts receivable aging at Closing. Seller will give Purchaser a list of every account written off between July 1, 1995 and Closing.

         1. Purchaser will pay to Seller 10% of the total customer account balance outstanding at the Closing which is more than 90 days past due.

         2. Purchaser will pay to Seller 50% of the total customer account balance outstanding at the Closing which is more than 60 days past due but no more than 90 days past due.

         3. Purchaser will pay Seller 80% of the total customer account balance outstanding at Closing which is more than 30 days past due but no more than 60 days past due.

         4. Purchaser will pay Seller 100% of the total customer account balance outstanding at the Closing which is not more than 30 days past due.

         5. The accounts described in SCHEDULE 1.4 will be treated as though they are not more than 30 days past due for purposes of the above classification and for purposes of payment.

Notwithstanding the foregoing, to the extent that any such accounts receivable are in dispute with the obligor or are known by the Seller to be non-collectible at the time of Closing, no value shall be assigned to any such disputed or non-collectable accounts receivable. In addition, the parties hereto acknowledge and agree that no amount shall be paid by the Purchaser for accounts receivable relating to services to be performed, or goods sold by the Purchaser after the Closing Date. The Purchase Price shall be paid at the Closing by certified bank check or wire transfer of immediately available funds as determined by Seller.

         1.5     CLOSING.

                 (a) CLOSING DATE. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of the Purchaser located at 600 Data Drive, Suite 100, Plano, Texas 75075 at 9:00 a.m., local time, on Monday, October 2, 1995 effective September 30, 1995. The date on which the Closing actually occurs is referred to herein as the "Closing Date".

                 (b) DELIVERY AND PAYMENT. At the Closing, (i) the Seller shall execute and deliver to the Purchaser a bill of sale and assignment with respect to the Transferred Assets substantially in the form attached hereto as EXHIBIT B (the "Bill of Sale"), and such other bills of sale, assignments, certificates of title, endorsements, and other instruments of conveyance as may be reasonably necessary to transfer the Transferred Assets to the Purchaser, and (ii) the Purchaser shall (A) execute and deliver to the Seller an assumption agreement with respect to the

Assumed Liabilities substantially in the form attached hereto as EXHIBIT C (the "Assumption Agreement"), (B) deliver to the Seller a certified bank check or wire transfer for the amount of the cash portion of the Purchase Price to be paid on the Closing Date as provided in Section 1.4 hereof, and
(C) deliver to the Escrow Agent a certified bank check or wire transfer in the amount of $200,000 in accordance with the terms of the Indemnification Escrow Agreement, a copy of which is attached hereto as EXHIBIT A.

         1.6 INDEMNIFICATION ESCROW AGREEMENT. Prior to or at Closing, Purchaser, Seller and the Escrow Agent shall enter into an Indemnification Escrow Agreement (herein so called) substantially in the form of EXHIBIT A, attached hereto, whereby the parties shall agree that the Escrowed Funds shall be deposited into and held in escrow under and pursuant to the Indemnification Escrow Agreement.

                                 ARTICLE 2

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PRONET

         The Purchaser and ProNet, jointly and severally, hereby represent and warrant to the Sellers as follows (with the understanding that the Seller is relying materially on such representations and warranties in entering into and performing this Agreement):

         2.1 PURCHASER DUE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and corporate authority to own or lease the Transferred Assets and to carry on the Business as, and in the places where, Transferred Assets are owned or leased and the Business is conducted. Further, Purchaser is or by the Closing will be qualified to do business as a foreign corporation in the State of Texas.

         2.2 PRONET DUE ORGANIZATION. ProNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and corporate authority to own or lease the Transferred Assets and to carry on the Business as, and in the places where, the Transferred Assets are owned or leased and such Business is conducted. ProNet is the legal and beneficial owner of all of the outstanding stock of Purchaser and his authority to vote all of the outstanding stock of the Purchaser.

         2.3 DUE AUTHORIZATION. The Purchaser and ProNet have full corporate power and corporate authority to enter into and perform its obligations under this Agreement and each agreement, document, and instrument required to be executed by the Purchaser or ProNet in accordance herewith. This Agreement and the other agreements, documents, and instruments required to be executed and delivered by the Purchaser or ProNet, as applicable, in accordance herewith have been, or by the Closing shall have been, duly and validly executed and delivered by the Purchaser or ProNet, as applicable, and shall constitute, valid and binding obligations of the Purchaser or ProNet, as applicable, after execution and deliver enforceable in accordance with their respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

         2.4 CONFLICTS. Neither the execution, delivery nor performance of this Agreement or any other agreement, document, or instrument to be executed, by the Purchaser or ProNet in connection herewith shall, (a) to the best of its knowledge, violate any Federal, state, county, or local law, rule, or regulation applicable to Purchaser or ProNet or (b) violate or conflict with any material agreement involving Purchaser or ProNet.

         2.5 CONSENTS. Set forth on SCHEDULE 2.5 attached hereto is a complete list of all actions, consents, or approvals of, or filings with, any governmental authorities or third parties required by Purchaser or ProNet or on behalf of either, in connection with the execution, delivery, or performance of this Agreement or any agreement, document, or other instrument to be executed in connection herewith by Purchase or ProNet.

         2.6. PENDING LAW. To the best knowledge of Purchaser or ProNet, there are no pending or proposed statutes, rules, or regulation, nor any current or pending developments or circumstances, which would have a material adverse effect on the business, properties, assets or prospects of the Business.

         2.7 LICENSES AND PERMITS. Purchaser by the Closing will have all Federal, state, county, and local governmental licenses, authorization, certificates, permits, and orders necessary to own and operate the Transferred Assets and the Business.

         2.8 COMPLIANCE WITH LAWS. Purchaser and ProNet have complied in all material respects, and are in compliance in all material respects, with all Federal, state, county and local laws, regulations, and orders that are applicable to Purchaser's and ProNet's obligations pursuant to this Agreement, and no claim has been made by any governmental authority (and, to the best knowledge of Purchaser or ProNet, no such claim is anticipated).

         2.9 CLAIMS AND PROCEEDINGS. No inquiry, action, or proceeding has been asserted, institutional, or, to the best knowledge of Purchaser or ProNet, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

         2.10    PERSONNEL.  Purchaser shall provide Seller at least three
(3) days prior to Closing a SCHEDULE 2.10 listing the Seller employees it contemplates hiring. On the Closing Date, Purchaser shall offer employment at will to those employees of Seller who are identified on SCHEDULE 2.10. Purchaser shall offer health insurance coverage to all employees accepting the Purchaser's offer of employment in accordance with ProNet's standard practice.

         2.11 BROKERS. Neither Purchaser nor ProNet has caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLER AND SHEPPARD

         The Seller hereby represents and warrants to the Purchaser as follows (with the understanding that the Purchaser is relying materially on such representations and warranties in entering into and performing this Agreement):

         3.1 ORGANIZATION; OWNERSHIP. Paging and Cellular of Texas is a sole proprietorship owned by Seller and Seller has full power and authority to own or lease the properties and to carry on the Businesses as, and in the places where, such properties are owned or leased and the Business is conducted. The Seller is qualified to do business and is in good standing in the State of Texas which state represents the sole jurisdiction where Seller conducts business involving the Transferred Assets. No other jurisdiction has asserted a claim that the Seller is required to qualify to do business as a sole proprietorship in such jurisdiction. There are no authorized or outstanding options or rights of any kind to acquire from the Seller any interest in the Transferred Assets.

         3.2 DUE AUTHORIZATION. Seller has full power and authority to enter into and perform obligations under this Agreement and each agreement, document, and instrument required to be executed by the Seller in accordance herewith. The execution, delivery, and performance of this Agreement and any agreements, documents, and instruments required to be executed by the Seller have been duly authorized by Seller. This Agreement and the agreements, documents, and instruments required to be executed and delivered by the Seller in accordance herewith have been duly and validly executed and delivered by the Seller and constitute valid and binding obligations of the Seller after execution and delivery enforceable in accordance with their respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

         3.3 CONFLICTS. Except as set forth on SCHEDULE 3.3, neither the execution, delivery, nor performance of this Agreement or any other agreement, document, or instrument to be executed by the Seller in connection herewith shall (a) to the best of his knowledge, violate any Federal, state, county, or local law, rule, or regulation applicable to the Transferred Assets, (b) violate or conflict with, or permit the cancellation of, any material agreement to which the Seller is a party and involving the Transferred Assets, or by which Transferred Assets are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of the Transferred Assets.

         3.4 CONSENTS. Set forth on SCHEDULE 3.4 attached hereto is a complete list of all actions, consents, or approvals of, or filings with, any governmental authorities or third parties required by Seller or on behalf of Seller in connection with the execution, delivery, or performance of this Agreement or any agreement, document, or other instrument to be executed in connection herewith by the Seller.

         3.5     FINANCIAL STATEMENTS.   The Seller has delivered to the
Purchaser (a) a complete and correct copy of the audited statement of financial condition of the Seller as of December 31, 1994, (the "1994 Financial Statements"), (b) a complete and correct copy of the unaudited statement of financial condition of the Seller as of June 30, 1995 and August 31, 1995, and the related statements of operations and retained earnings for the period then ended (the "Interim Financial Statements" and together with the 1994 Financial Statements, the "Financial Statements"), and (c) a complete and correct tangible asset group list of the Transferred Assets together with a reasonable estimate of the adjusted book value of such tangible asset groups as of August 31, 1995, which list is attached to
SCHEDULE 3.5 ("August Asset List"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as indicated on SCHEDULE 3.5 and with respect to the Interim Financial Statements, for the absence of footnotes, and subject to normal year-end adjustments and accruals required to be made in the ordinary course of business consistent with past practices) and fairly present the financial position, results of operations, and changes in financial position of the Seller as of the indicated dates and for the indicated periods subject to any disclosures on SCHEDULE 3.5. The August Asset List has been prepared in accordance with the books and records of the Seller except as indicated in the notes and calculations on such list and present fairly and accurately an estimate of the adjusted book value of the tangible asset groups subject to the notes and calculations indicated on such list or in SCHEDULE 3.5. Since December 31, 1994, there has been no material adverse change in the financial position, assets, results of operations, business, or prospects of the Business subject to any disclosures on SCHEDULE 3.5 or in the Interim Financial Statements. To the best knowledge of the Seller, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which would have a material adverse effect on the business, properties, assets, or prospects of the Business.

         3.6 CONDUCT OF BUSINESS; CERTAIN ACTIONS. Except as set forth on SCHEDULE 3.6 attached hereto, since December 31, 1994, the Seller has conducted the business and operations involving the Transferred Assets in the ordinary course and consistent with its past practices and has not (a) except for wage and salary increases made in the ordinary course of business and consistent with the past practices of the Seller, increased the compensation of any employees of the Business, (b) made any capital expenditures (other than for pagers) exceeding $5,000 individually or $15,000 in the aggregate involving the Transferred Assets, (c) sold any asset (or any group of related assets) (other than for pagers) used in the operation of the Business in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $3,000, (d) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (e) made or guaranteed any loans or advances to any party whatsoever other than to affiliates and related persons, (f) suffered or permitted any lien, security interest, claim, charge, or other encumbrance to arise or be granted or created against or upon any of the Transferred Assets other than tax and similar statutory liens on obligations not due, (g) cancelled, waived, or released any debts, rights, or claims of Seller relating to the Business against third parties, (h) made any change in the method of accounting as to the Transferred Assets and Business (i) made, entered into, amended, or terminated any written employment contract or created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code")) relating to the Business and Transferred Assets so as to create any liability under Article IV of ERISA (as hereinafter defined) to any entity, (j) amended, renewed, or experienced a termination of any material contract, agreement, lease, franchise, or license related to the conduct of the Business to which the Seller is a party, except in the ordinary course of business, (k) entered into any other material transactions relating to the Business except in the ordinary course of business, (l) entered into any material contract, commitment, agreement, or understanding to do any acts described in the foregoing clauses (a)-(k) of this Section 3.6, (m) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any of the Transferred Assets, (n) experienced any strike, slowdown, or demand for recognition by a labor organization by or with respect to any of the employees of the Business, or (o) experienced or effected any shutdown, slow-down, or cessation of any operations conducted by, or constituting a material part of, the Business.

         3.7 TITLE. Except as set forth in SCHEDULE 3.7 attached hereto, the Seller has good and indefeasible title to all of the Transferred Assets. Except as set forth on SCHEDULE 3.7 attached hereto, the Transferred Assets are free and clear of all liens (including any liens for currently due Taxes (as defined in Section 3.16 hereof), security interests, claims, rights of another, and encumbrances. Upon consummation of the transactions contemplated hereby, the Purchaser shall acquire good and indefeasible title to the Transferred Assets, free and clear of all liens, security interests, claims, rights of another, and encumbrances. Except as indicated on SCHEDULES 1.1 OR 3.7, the tangible Transferred Assets listed on ANNEX 1 to
SCHEDULE 1.1 are in good operating condition and repair, normal wear and tear excepted, and are free from material defects. To the best of Seller's knowledge, operation of the Business in the manner in which it is now and has been operated does not violate any zoning ordinances, municipal regulations, or other rules, regulations, or laws. No covenants, easements, rights-of-way, or regulations of record impair the uses of the Transferred Assets for the purposes for which they are now operated other than regulations and restrictions promulgated by the FCC and similar governmental/quasi-governmental organizations regulating the Business. There are no other parties in possession of any portion of the Transferred Assets
except for pagers and as indicated on SCHEDULES 3.7.   To the best of
Seller's knowledge, there are no pending or threatened condemnation or similar proceedings or assessments affecting the Transferred Assets.

         3.8 PAGERS. ANNEX 1 to SCHEDULE 1.1 includes a true and complete list of the number and type of pagers in the Transferred Assets. To the best of Seller's knowledge, all of such pagers in service are operating pursuant to valid and binding rental and/or service agreements with the Seller or agents or resellers, no single subscriber or related group of subscribers accounts for more than five percent of the paging revenues attributable to the Business, and the Seller does not know of any current subscribers who intend to discontinue the use of such service for any reason including, but not limited to, the consummation of the transactions contemplated herein other than the regular turnover of customers at the rate of approximately 2% per month. As used herein, "rental" means, with respect to any pager, provision of communications common carriage and/or the rental or lease of subscriber equipment to the customer by the Seller or its agents or resellers to permit the customer to utilize such service.

         3.9 LICENSES AND PERMITS. Set forth on ANNEX 7 to SCHEDULE 1.1 attached hereto is a list of all Federal, state, county, and local governmental licenses, authorizations, certificates, permits, and orders held or applied for by the Seller in connection with or related to the operation of the Business (collectively, the "Licenses"). Except as set forth on
SCHEDULE 3.9, to the best of Seller's knowledge, the Seller has complied and is in compliance with the terms and conditions of all Licenses, and no violation of any such Licenses or the laws or rules governing the issuance or continued validity thereof, has occurred. Other than the Licenses, the Purchaser is required to obtain and the consents required to be obtained in connection with this Agreement (which consents are set forth on SCHEDULE 3.4 hereto), to the best of Seller's knowledge, no additional license, authorization, certificate, permit, or order is required from any Federal, state, county, or local governmental agency or body thereof in connection with the operation of the Business by the Seller or the Purchaser or the transfer of the Transferred Assets by the Seller to the Purchaser. To the best of the Seller's knowledge, no claim has been made by any governmental authority to the effect that any license, authorization, certificate, permit, or order in addition to those listed on ANNEX 7 to
SCHEDULE 1.1 is necessary in respect of the operation of the Business.

         3.10 INTELLECTUAL RIGHTS. Attached hereto as SCHEDULE 3.10 is a list and description of all patents, trademarks, servicemarks, tradenames, and copyrights (including applications for patents, trademarks, servicemarks, tradenames, and copyrights) related to the Business and owned by or registered in the name of the Seller or in which the Seller has any right, license, or interest. The Seller is not a party to any license agreements whether written or oral, either as licensor or licensee, with respect to any patents, trademarks, servicemarks, tradenames, or copyrights (including applicable applications). The Seller has good and indefeasible title to or the right to use such patents, trademarks, service marks, tradenames, and copyrights and all material inventions, processes, designs, formulae, trade secrets, and know-how necessary for the conduct of the Business, without the payment of any royalty or similar payment except as indicated on SCHEDULE
3.10. The Seller is not infringing any patent, trademark, servicemark, tradename, or copyright of others, and Seller is not aware of any infringement by others of any such rights owned by the Seller.

         3.11 COMPLIANCE WITH LAWS. To the best of Seller's knowledge except as indicated in SCHEDULE 3.11, the Seller has complied in all material respects, and is in compliance in all material respects, with all Federal, state, county, and local laws, regulations, and orders that are applicable to the Business including, but not limited to, the rules and regulations of the Federal Communications Commission (the "FCC") and the Federal Aviation Administration (the "FAA") and the states and municipalities in which the Business is located, and has filed with the proper authorities all material statements and reports relating to the Business required by the laws, regulations, and orders to which the Seller or Transferred Assets are subject. The Seller represents and warrants that he, to the best of his knowledge, has complied in all material respects and, prior to the Closing, will comply in all material respects with, all rules, regulations, policies, precedents, and orders of the FCC. No claim has been made by any governmental authority (and, to the best knowledge of the Seller, no such claim is anticipated) to the effect that the Business fails to comply, in any material respect, with any law, rule, regulation, or ordinance. Without limiting the foregoing, the Seller, to the best of his knowledge, has complied with all judicial and governmental requirements involving the Business relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances.

         3.12 INSURANCE. Attached hereto as SCHEDULE 3.12 is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to the Seller relating to the Business at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. To the best of Seller's knowledge, no event relating to the Seller has occurred which is likely to result in any prospective material upward adjustment in such premiums. To the best of Seller's knowledge, the insurance currently held by the Seller is in such amounts and is of such types and scope as is customary in the Business except Seller does not maintain workers compensation insurance. Excluding insurance policies which have expired and been replaced, no insurance policy of the Seller relating to the Business has been cancelled within the last three years, and no threat has been made to cancel any insurance policy of the Seller within such period.

         3.13 ERISA PLANS. The Seller does not have employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         3.14 CONTRACTS AND AGREEMENTS. The contracts and agreements listed and described in SCHEDULES 1.1 AND 1.2 attached hereto constitute all of the written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness but excluding rental agreements and agreements with resellers) involving the Transferred Assets to which the Seller is a party or by which the Transferred Assets are bound with respect to which the obligations of or the benefits to be received by the Seller could reasonably be expected to have a value in excess of $5,000 in any consecutive 12 month period (each a "Material Agreement"). The Seller has also furnished to the Purchaser the Seller's standard form rental agreement and agreement with resellers used in the ordinary course of the Business. The Seller is not a lessor under any rental agreement or reseller agreement that varies from such standard form agreement in any material respect except as described in
SCHEDULE 3.14. The Seller has afforded to the Purchaser and the Purchaser's officers, attorneys, and other representatives the opportunity to review complete and correct copies of all of the Material Agreements. The Seller is not and, to the best knowledge of the Seller, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any Material Agreements, and the Seller has not waived any material right under any Material Agreements. Seller has not received any notice of default or termination under any Material Agreements and, except for the assignment of the Assumed Contracts to the Purchaser pursuant to this Agreement, the Seller has not assigned or otherwise transferred any rights under any Material Agreements. None of the Material Agreements are leases in connection with which an election was made under Section 168(f)(8) of the Code.

         3.15 CLAIMS AND PROCEEDINGS. Attached hereto as SCHEDULE 3.15 is a list and description of all claims, actions, suits, proceedings, and investigations pending or, to the best knowledge of the Seller, threatened against or affecting the Seller relating to the Business and the Transferred Assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. Except as set forth on SCHEDULE 3.15 attached hereto, none of such pending claims, actions, suits, proceedings, or investigations will result in any liability or loss to the Seller which (individually or in the aggregate) is material to the Seller, and the Seller has not been, and the Seller is not now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency relating to the Business and the Transferred Assets. No inquiry, action, or proceeding has been asserted, instituted, or, to the best knowledge of the Seller, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of the Seller, there is no basis for any such claim or action or any other claims or actions relating to the Business which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the Business or Transferred Assets or result in a material liability of the Seller.

         3.16 TAXES. To the best of Seller's knowledge, all material returns, reports, statements, invoices, and declarations of estimated tax (collectively, "Returns") relating to Federal, foreign, state, county, and local income, gross receipts, excise, property, ad valorem, transfer, franchise, capital stock business and occupation, license, sales, use, value-added, transfer, profits, gains, mortgage recording, disability, employment, payroll, withholding, custom, estimated, and other taxes, fees and assessments imposed by any governmental entity, agency, or instrumentality relating to the Business (individually, a "Tax" and collectively, "Taxes") which were required to be filed by the Seller on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true, correct, and complete and accurately reflect the liabilities for Tax of the Seller. To the best of Seller's knowledge, all Taxes, penalties, interest, and other additions to Taxes which have become due pursuant to such Returns have been adequately accrued in the Financial Statements of the Seller or are described on
SCHEDULE 3.16 and, to the extent the due date for payment (including extensions) of such Taxes has occurred prior to the Closing date hereof, have been timely paid by the Seller unless the Taxes are subject to a bona fide dispute in which case they are listed on SCHEDULE 3.16. Except as disclosed on SCHEDULE 3.16, the Seller has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes, interest, penalties, or additions to Taxes or any extension of time to file any Return. There are no pending, or to the best of Seller's knowledge, no threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Seller Tax Actions") with respect to any Taxes, penalties, interest, or additions to Taxes owed or allegedly owed by the Seller. To the best knowledge of the Seller, there is no basis for any Seller Tax Actions. There are no liens for Taxes, penalties, interest, or additions to Taxes on any of the Transferred Assets. Proper and accurate amounts of any and all payroll and employment Taxes that are required to be withheld have been withheld and remitted by the Seller from and in respect of Seller's employees involved in the Business for all periods in material compliance with the tax withholding provisions of all applicable laws and regulations.

         3.17 PERSONNEL. Attached hereto as SCHEDULE 3.17 is a list of the names and annual rates of compensation of the employees of the Seller involved in the Business whose annual rates of compensation during the fiscal year ending December 31, 1994 (including base salary, bonuses, commissions, and incentive pay), exceeded or are expected to exceed $20,000. SCHEDULE
3.17 attached hereto also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such employees during such fiscal year and to the date hereof. SCHEDULE 3.17 attached hereto also contains a brief description of all material terms of all employment agreements and confidentiality agreements involved in the Business to which the Seller is a party and all severance benefits which any employee of the Seller is or may be entitled to receive. The Seller has delivered to the Purchaser accurate and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments relating to the Business to which the Seller is a party and under which any of its employees are entitled to receive benefits of any nature. The employee relations of the Seller relating to the Business are good and there is no pending or, to the best knowledge of the Seller, threatened labor dispute or union organization campaign involving the Seller relating to the Business. None of the employees of the Seller involved in the Business is represented by any labor union or organization. To the best of Seller's knowledge, the Seller as to the Business is in compliance with all Federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practice claim against the Seller relating to the Business before the National Labor Relations Board or any strike, labor dispute, work slowdown, or work stoppage pending or, to the best knowledge of the Seller, threatened against or involving the Seller as to the Business.

         3.18 BUSINESS RELATIONS. Seller does not know or does not believe that any customer or supplier of the Business will cease or otherwise refuse to do business with the Purchaser after the Closing in the same manner as such business was previously conducted with the Seller. The Seller has not received any notice of any material disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by the Seller in the operation of the Business nor is the Seller aware of any facts which lead him to believe that the operation of the Business will be subject to any such material disruption.

         3.19 BROKERS. Seller has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

         3.20 WARRANTIES. Attached hereto as SCHEDULE 3.20 is a list and brief description of all warranties and guarantees made by the Seller to third parties with respect to any products sold or leased or services rendered by the Seller in connection with the operation of the Business. Except as set forth on SCHEDULE 3.20 attached hereto, no claims for breach of product or service warranties to customers have been made against the Seller since January 1, 1995. To the best knowledge of the Seller, no state of facts exists, or event has occurred, which may form the basis of any material claim against the Seller for liability on account of any express or implied warranty to any third party related to the operation of the Business.

         3.21 ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 3.21 attached hereto, all of the accounts, notes, and loans receivable that have been recorded on the books of the Seller relating to the Business are bona fide and represent amounts validly due and all such accounts receivable (net of reserves set forth on the Seller's balance sheet as of June 30, 1995) should be collected in full within 60 days after the Closing Date. Except as indicated on Schedule 3.21 and to the best of Seller's knowledge, all of such accounts, notes, and loans receivable are free and clear of any security interests, liens, encumbrances, or other charges; none of such accounts, notes, or loans receivable are subject to any offsets or claims of offset; and none of the obligors of such accounts, notes, or loans receivable have given notice that they will or may refuse to pay monthly the full amount
thereof or any portion thereof.    The Seller hereby guarantees collection of
90% by the Purchaser of any Seller's accounts receivable of any customers that open new accounts with the Seller within the 30 days prior to Closing; provided, Purchaser diligently attempts to collect such accounts receivable. Purchaser shall provide Seller monthly notice of the diligent accounts receivables and amounts past due.

         3.22 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.22 attached hereto contains a true, correct, and complete list of (a) the ten largest customers (measured in dollar volume of revenue) of the Business during the period from January 1, 1995 to June 30, 1995, (b) the ten largest suppliers (measured in dollar volume of purchases) of the Business during the years January 1, 1995 to June 30, 1995, and (c) with respect to each such customer and supplier, the name and address thereof, approximate dollar volume involved for such period, and nature of the relationship (including the principal categories of products bought, sold, and leased).

         3.23 INTEREST IN COMPETITORS, SUPPLIERS, AND CUSTOMERS. Except as set forth in SCHEDULE 3.23, the Seller, and, to the best of Seller's knowledge, no employee of the Seller, or affiliate of any of the foregoing, has any ownership interest greater than 2% in any competitor, supplier, or customer of the Business or Transferred Assets.

         3.24 INVENTORY. Except as set forth on SCHEDULE 3.24 attached hereto, the inventories involved in the Business shown on the Financial Statements consist of (and the inventories of the Seller at the Closing will consist of) items of a quality and quantity usable and readily saleable or rentable in the ordinary course of business by the Seller in the Business, subject to normal wear and tear and maintenance.

         3.25    COMMISSION SALES CONTRACTS.  Except as disclosed in SCHEDULE
3.25 attached hereto, the Seller does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Seller arising from the operation of the Business is in whole or in part determined on a commission basis.

         3.26 REGULATORY CERTIFICATES. Seller is not aware of any information concerning the Seller or involving the Business that should cause or any regulatory authority not to issue to the Purchaser all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder and for the Purchaser's operation of the Business and ownership of the Transferred Assets.

         3.27 INFORMATION FURNISHED. The Seller has made available to the Purchaser and its officers, attorneys, accountants, lenders, and representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of the Seller, and neither this Agreement, the schedules hereto, nor any information, agreements, or documents delivered to or made available to the Purchaser or its officers, attorneys, accountants, lenders, and representatives pursuant to this Agreement or otherwise contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

                                   ARTICLE 4

                            COVENANTS OF THE SELLER

         4.1 INSPECTION. From the date hereof to the Closing, the Seller shall provide the Purchaser and the Purchaser's officers, attorneys, accountants, representatives, and lenders

("Purchaser's Agents") free, full, and complete reasonable access during business hours to all books, records, tax returns, files, correspondence, personnel, facilities, and properties of the Seller relating to the Business; provide the Purchaser and Purchaser's Agents all requested material information pertaining to the business and affairs of the Seller relating to the Business; and use his best reasonable efforts to afford the Purchaser and its officers, attorneys, accountants, and representatives the opportunity to meet with the customers and suppliers of the Seller relating to the Business to discuss the business, condition (financial or otherwise), operations, and prospects of the Seller relating to the Business. Any investigation by the Purchaser or Purchaser's Agents shall not in any manner affect the representations and warranties of the Seller contained herein; provided, Purchaser shall promptly notify the Seller in writing of any actual or apparent misrepresentation known to Purchaser. Notwithstanding the about, any inspection or communications by Purchaser or Purchaser's Agents shall not unreasonably interfere with the Business including Seller's customers or suppliers and all confidential information obtained shall remain confidential.

         4.2 COMPLIANCE. From the date hereof to the Closing, Seller shall use best efforts to not take or fail to take any reasonable action which action or failure to take such action would cause the representations and warranties made by the Seller herein to be materially untrue or incorrect as of the Closing.

         4.3 SATISFACTION OF ALL CONDITIONS PRECEDENT. From the date hereof to the Closing, the Seller shall use his best reasonable efforts to cause all conditions precedent to the obligations of the Purchaser hereunder to be satisfied by the Closing.

         4.4 NO SOLICITATION. From the date hereof until 11:59 p.m., on November 1, 1995, the Seller shall not, and shall use their best reasonable efforts to cause the officers, directors, employees, and agents of the Seller not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement not in the ordinary course of business relating to, any acquisition or purchase of any or all of the Transferred Assets or (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. In addition, until 11:59 p.m. on November 1, 1995, the Seller agrees that Seller will not enter into any agreement or consummate any transaction that would interfere with the consummation of the transactions contemplated by this Agreement other than transactions in the ordinary course of business. The Seller shall promptly notify the Purchaser if any such proposal or offer described in this Section 4.4, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this Section 4.4 shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as the Purchaser may reasonably request.

         4.5 NOTICE OF DEVELOPMENTS. From the date hereof to the Closing, the Seller shall, immediately upon the Seller becoming aware thereof, notify the Purchaser of any material problems or developments with respect to the Business or the Transferred Assets.

         4.6 NOTICE OF BREACH. From the date hereof to the Closing, the Seller shall, immediately upon the Seller becoming aware thereof, give detailed written notice to the Purchaser of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Seller prior to the date of this Agreement, of any of his covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

         4.7 NOTICE OF LITIGATION. From the date hereof to the Closing, the Seller shall, immediately upon the Seller becoming aware thereof, notify the Purchaser of (a) any suit, action, or proceeding (including, without limitation, any Seller Tax Action or proceeding involving a labor dispute or grievance or union recognition) to which the Seller becomes a party or which is threatened against the Seller relating to the Business or involving the Transferred Assets, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

         4.8 CONTINUATION OF INSURANCE COVERAGE. From the date hereof to the Closing, the Seller shall keep in full force and effect insurance coverage for the Seller relating to the Business and Transferred Assets comparable in amount and scope to the coverage now maintained covering the Seller relating to the Business and Transferred Assets.

         4.9 MAINTENANCE OF CREDIT TERMS. From the date hereof to the Closing, the Seller shall continue to effect sales and leases of its products used in the Business only on similar terms to the terms that have historically been offered or agreed to by the Seller or on such other terms which are no less favorable to the Seller.

         4.10 UPDATING INFORMATION. As of the Closing, the Seller shall update all information provided by Seller set forth in the schedules to this Agreement.

         4.11    INTERIM OPERATIONS OF THE SELLER.

                 (a) From the date hereof to the Closing, the Seller shall conduct the Business only in the ordinary course consistent with past practice, and the Seller shall not, unless the Purchaser gives its prior written approval or in the ordinary course of business, (i) sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any of the Transferred Assets,
         (ii) incur any indebtedness for borrowed money or enter into or modify any contract, agreement, commitment, or arrangement with respect to the Transferred Assets, or authorize any capital expenditure in excess of $5,000 relating to the Business (iii) enter into, amend, or terminate any employment or consulting agreement with any other person that relates to the operation of the Business, take any action intended to materially increase or decrease the number of persons employed in the Business, or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Seller in effect on the date hereof, (iv) enter into, extend, or renew any lease for office space used in connection with the operation of the Business, or (v) except as required by law, adopt, amend, or terminate any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement, if any, for the benefit or welfare of any employee, or sales representative of the Seller involved in the Business, so as to create any liability under Article IV of ERISA to any person, (vi) grant any increase in compensation to any employee or consultant to the Business except in the ordinary course of business consistent with past practice. Purchaser consents to the matters described in
         SCHEDULE 4.11.

                 (b) From the date hereof to the Closing, Seller shall use its best reasonable efforts to preserve intact the business organization of the Business, to keep available in all material respects the services of its present employees, to preserve the goodwill of those having business relationships with the Business, and to comply with all applicable laws.

         4.12 FINANCIAL STATEMENTS. From the date hereof until the Closing, as soon as available, and in any event within 30 days after the end of each calendar month beginning with September 1995, the Seller shall furnish to the Purchaser a balance sheet, statement of income and retained earnings, and statement of changes in financial position of the Business for such month prepared by the Seller as an internal management control in accordance with the accounting principles applied in the preparation of the Financial Statements including the disclosures in SCHEDULE 3.5 (except for the absence of notes to such monthly financial statements and subject to normal year-end adjustments and accruals required to be made in the ordinary course of business that are not materially adverse and are consistent with past practices). Such monthly financial statements shall fairly present the financial position, results of operations, and changes in financial position as of the indicated dates and for the indicated periods. All costs and expenses relating to an audit of Purchaser requested by Purchaser or ProNet shall be the responsibility of Purchaser and ProNet.

         4.13 ASSIGNMENTS. From the date hereof until the Closing, the Seller shall use his best reasonable efforts to obtain all necessary consents to the assignment by the Seller to the Purchaser of the Assumed Contracts, all of which consents are described on SCHEDULE 3.4 hereto; provided, Seller shall not be required to obtain consents to paging contracts unless specifically indicated on SCHEDULE 3.4 and Seller shall not be required to pay the consenting person any compensation for the consent.

                               ARTICLE 6

                COVENANTS OF THE PURCHASER AND PRONET

         5.1 COMPLIANCE. From the date hereof to the Closing, neither Purchaser nor ProNet shall take or fail to take any reasonable action which action or failure to take such action would cause the representations and warranties made by the Purchaser or ProNet herein to be materially untrue or incorrect at the Closing.

         5.2 SATISFACTION OF ALL CONDITIONS PRECEDENT. From the date hereof to the Closing, the Purchaser and ProNet shall use their best reasonable efforts to cause all conditions precedent to the obligations of the Seller to be satisfied by the Closing.

         5.3 NOTICE OF DEVELOPMENTS. From the date hereof to the Closing, the Purchaser and ProNet shall immediately upon the Purchaser or ProNet becoming aware thereof, notify the Seller of any material problem or development with respect to consummating the transactions contemplated by this Agreement or any warranties or representations in this Agreement.

         5.4 NOTICE OF BREACH. From the date hereof to the Closing, the Purchaser and ProNet shall, immediately upon the Purchaser or ProNet becoming aware thereof, give detailed written notice to the Purchaser or ProNet of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Purchaser or ProNet prior to the date of this Agreement, of any of it or their covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

         5.5 NOTICE OF LITIGATION. From the date hereof to the Closing, the Purchaser and ProNet shall, immediately upon the Purchaser or ProNet becoming aware thereof, notify the Seller of (a) any suit, action, or proceeding to which the Purchaser or ProNet becomes a party or which is threatened against the Purchaser or ProNet which might materially effect or interfere with this Agreement or the transactions contemplated by this Agreement, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

         5.6 ASSIGNMENTS. From the date hereof until the Closing, Purchaser and ProNet shall fully cooperate with Seller and use best reasonable efforts to obtain all necessary consents to the assignments by the Seller of the Assumed Contracts; provided, Purchaser and ProNet shall not be required to pay the consenting person any compensation for the consent.

         5.7 UPDATING INFORMATION. As of the Closing, Purchaser and ProNet shall update all information provided by Purchaser or ProNet set forth in the schedules to this Agreement.

                                  ARTICLE 7

                            CONDITIONS TO CLOSING

         6.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

                 (a) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing; the Seller shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Seller at or prior to the Closing; and the Purchaser shall have received a certificate (SCHEDULE 6.1), dated as of the Closing Date, signed by Seller to the foregoing effects.

                 (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

                 (c) The Purchaser shall have received an opinion of Brown, Parker & Leahy, L.L.P., counsel for the Seller, dated as of the Closing Date, in the form attached hereto as EXHIBIT C.

                 (d) Prior to the Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any of the Transferred Assets; there shall have been no material adverse change in the financial condition, business, properties, operations, or prospects of or involved with the Business since June 30, 1995; and the operation of the Business shall have been conducted in the ordinary course consistent with past practices.

                 (e) As of the Closing Date, the Seller shall have at least 40,000 pagers in service (I.E., pager subscribers) in the Business and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by Sheppard setting forth the number and type of pagers in service in the Business.

                 (f) As of the Closing Date, the Seller's average revenue per unit shall not be less than $9.00 and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by Sheppard to the foregoing effects.

                 (g) As of the Closing Date, the Seller's pager inventory (I.E., agent inventory, wait to return, working supply, loaners and demo/spare units) shall include at least 3,000 useable, current- model pagers as set forth in SCHEDULE 1.1, and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by Sheppard to the foregoing effect.

                 (h)      All consents and approvals (i) listed on SCHEDULE
         3.4 hereto and (ii) otherwise required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or waived and all such consents and approvals shall be in form and content reasonably satisfactory to the Purchaser.

                 (i) All necessary action shall have been taken by the Seller to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by Seller to the foregoing effect.

                 (j) The Purchaser shall have received from the Seller a duly executed Bill of Sale and all such other instruments as shall be necessary or desirable in the reasonable opinion of the Purchaser's counsel to vest in or confirm in the Purchaser good and indefeasible title to the Transferred Assets in accordance herewith.

                 (k) Seller shall have entered into a Noncompetition Agreement (a "Noncompetition Agreement") with the Purchaser substantially in the forms attached hereto as EXHIBIT E.

                 (l) Seller has delivered such good standing certificates, and similar documents and certificates, if any, as counsel for the Purchaser shall have reasonably requested prior to the Closing Date.

The decision of the Purchaser to consummate the transactions contemplated hereby without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the Seller's respective representations, warranties, covenants, or indemnities herein unless Purchaser waives such items in a written instrument signed by Purchaser.

         6.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions:

                 (a) The representations and warranties of the Purchaser and ProNet contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing; Purchaser and ProNet shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Purchaser or ProNet at or prior to the Closing; and Seller shall have received a certificate (SCHEDULE 6.2), dated as of the Closing Date, signed by an officer of the Purchaser and ProNet to the foregoing effects.

                 (b) The Purchaser shall have delivered to the Seller a certified bank check or wire transfer, as determined by Seller, in the amount of the cash portion of the Purchase Price to be paid on the Closing Date in accordance with and as specified in Section 1.4 hereof.

                 (c) The Purchaser shall have delivered to the Seller an Assumption Agreement substantially in the form attached hereto as EXHIBIT C with respect to the Assumed Liabilities.

                 (d) The Purchaser shall have entered into the Noncompetition Agreements with the Seller.

                 (e) The Purchaser shall have entered into the Sublease, substantially in the form attached hereto as EXHIBIT F, and paid the rent for the Sublease through December 31, 1995 plus remitted to Seller $25,000.00 for reconfiguration of the office.

                 (f) The Purchaser shall have entered into the Reseller Agreement with a most favored nations type provision for pricing and in substantially the form attached hereto as EXHIBIT G.

                 (g) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

                 (h)      The Seller shall have received an opinion of Mark
         A. Solls, counsel for the Purchaser and ProNet, dated as of the Closing Date, in the form attached hereto as EXHIBIT H.

                 (i)      All consents and approvals (i) listed on SCHEDULE
         3.4 hereto and (ii) otherwise required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or waived to the reasonable satisfaction of Seller.

                 (j) All necessary action shall have been taken by Purchaser and ProNet to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and the Seller shall have received a certificate dated as of the Closing Date, signed by Purchaser and ProNet.

                 (k) Purchaser and ProNet shall have delivered such good standing certificate, and similar documents and certificates as counsel for the Seller shall have reasonably requested prior to the Closing Date.

                 (l) Execution and delivery of the Indemnification Escrow Agreement plus deposit of the Estoppel Funds with the Escrow Agent.

                 (m)      The sales tax certificates described in Section
         10.10 have been completed and delivered to Seller.

         The decision of the Seller to consummate the transactions contemplated hereby without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of Purchaser's or ProNet's respective agreements, representations, warranties, covenants or indemnities herein unless Seller waives such items in a written instrument signed by Seller.

                                    ARTICLE 7

                                   TERMINATION

         7.1 TERMINATION. This Agreement may be terminated prior to the Closing by (a) the mutual consent of the Purchaser and the Seller, (b) the Seller upon the failure of the Purchaser or ProNet to perform or comply in all material respects with each of its covenants or agreements contained herein prior to the Closing or if each representation or warranty of the Purchaser or ProNet hereunder shall not have been true and correct in all material respects as of the time at which such representation or warranty was made, (c) the Purchaser upon the failure of the Seller to perform or comply in all material respects with each of his covenants or agreements contained herein prior to the Closing or if each representation or warranty of the Seller hereunder shall not have been true and correct in all material respects as of the time at which such representation or warranty was made,
(d) the Seller or the Purchaser if the Closing does not occur by November 1, 1995; provided, that no party may terminate this Agreement pursuant to (b) or
(c) above if such party is, at the time of any such attempted termination, in breach of any material term hereof.

                                   ARTICLE 8

                                INDEMNIFICATION

         8.1 INDEMNIFICATION OF THE PURCHASER. The Seller agrees to indemnify and hold harmless the Purchaser and each officer, director, employee, consultant, stockholder, and affiliate of the Purchaser (collectively, the "Purchaser Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Purchaser Indemnified Costs") which any of the Purchaser Indemnified Parties may sustain, or to which any of the Purchaser Indemnified Parties may be subjected, arising out of any breach or default by the Seller of or under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

         8.2 INDEMNIFICATION OF THE SELLER. The Purchaser and ProNet agree to indemnify and hold harmless the Seller and each employee, consultant and agent (collectively, the "Seller Indemnified Parties" and collectively with the Purchaser Indemnified Parties, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorney's fees incurred in the investigating and preparing for any litigation or proceeding) (collectively, the "Seller Indemnified Costs" and, collectively with the Purchaser Indemnified Costs, the "Indemnified Costs") which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of any breach or default by the Purchaser or ProNet under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

         8.3 DEFENSE OF THIRD-PARTY CLAIMS. Indemnified Parties shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Parties shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it or he may have to such Indemnified Parties under this
Article 8 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. An Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they or he deem appropriate; provided that:

                 (a) The Indemnified Parties shall be entitled, at their own expense, to participate in the defense of such third-party action (provided that the Indemnifying Party shall pay the reasonable attorneys' fees of the Indemnified Parties if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnified Parties shall have reasonably concluded that there is a meritorious defense available to such Indemnified Parties that are material different from or additional to those available to the Indemnifying Party and likely to cause a materially different result and benefit, or (iii) the Indemnifying Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that probably makes it inappropriate under applicable standards of professional conduct to have common counsel and such conflict is not waived;

                 (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Parties before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Parties or if, in the reasonable opinion of the Indemnified Parties, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on their business or, in the case of Indemnified Parties who are natural person, on their assets or interests;

                 (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each of the Indemnified Parties of a release from all liability in respect of such third-party action or the settled matters; provided, the consents or approvals of the Indemnified Parties mandated by Sections 7.3(b) and (c) hereof shall not be unreasonably withheld; and

                 (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its or his own expense in the defense of), and the Indemnified Parties shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; PROVIDED, HOWEVER, that the Indemnified Parties shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party which shall not be unreasonably withheld.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         8.4 DIRECT CLAIMS. In any case in which an Indemnified Parties seeks indemnification hereunder which is not subject to Sections 8.1 or 8.2 hereof because no third-party action is involved, the Indemnified Parties shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Parties claims are subject to indemnification under the terms hereof. The failure of the Indemnified Parties to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         8.5     Limitations

                 (a) An Indemnifying Party shall have no liability relating to this Agreement unless such notice of claim or potential claim shall have been given within eighteen (18)
         months after Closing; provided, the limitation period applicable to Taxes shall terminate with the assessment limitation period applicable to such Taxes.

                 (b) The aggregate liability of Seller for all events or occurrences giving rise to Seller being required to indemnify Purchaser or Purchaser Indemnified Parties for claims and losses relating to this Agreement is limited to $7,500,000.00. The aggregate liability of Purchaser for all events or occurrences giving rise to Purchaser being required to indemnify Seller or Seller Indemnified Parties for claims and losses relating to this Agreement is limited to $7,500,000.00.

                 (c) Seller shall have no obligation to indemnify Purchaser and Purchaser Indemnified Parties and such persons shall not be entitled to assert a claim against Seller or the Escrowed Funds until the aggregate claims and losses to Purchaser and Purchaser Indemnified Parties exceeds the sum of $25,000.00.

                 (d) The liability of Seller to Purchaser and Purchaser Indemnified Parties for claims and losses relating to this Agreement shall not include punitive or exemplary damages except as to claims involving fraud. Seller's liability for punitive or exemplary damages awarded to third parties shall not be limited.

                 (e) Any indemnity claims or losses shall be determined after taking into account any tax benefits relating to the claim or loss.

         8.6 SUBROGATION. To the extent that an Indemnifying Party is or becomes liable for a claim under this Agreement, the Indemnifying Party shall be subrogated to all of the rights of the Indemnified Parties and shall have the right of full substitution in the place of the Indemnified Parties with respect to possible claims against third parties.

                                      ARTICLE 9

                                  DISPUTE RESOLUTION

         9.1 AGREEMENT TO USE PROCEDURE. The parties hereto agree that if any dispute arises between them relating to this Agreement ("Dispute"), they will first utilize the mediation procedure specified in this Article 9 ("Procedure") prior to any arbitration proceedings pursuant to Section 9.7 ("Arbitration Proceedings").

         9.2 INITIATION OF MEDIATION. The party seeking to initiate the Procedure ("Initiating Party") shall give notice to the other party or parties, describing in general terms the nature of the Dispute, the Initiating Party's claim for relief and identifying one or more individuals with authority to settle the Dispute on the Initiating Party's behalf. The party or parties receiving such notice ("Responding Party," whether one or more) shall have 5 business days within which to designate by notice to the Initiating Partner, one or more individuals with authority to settle the Dispute on the Responding Party's behalf. The individuals so designated shall be known as the "Authorized Individuals". The Initiating Party and the Responding Party shall collectively be referred to as the "Disputing Party" or, individually, as the "Disputing Parties". The Authorized Individuals shall have 30 business days from the date of the Responding Party's notice to the

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

Initiating Party to select a mutually agreeable mediator. In consultation with the mediator selected, the Authorized Individuals shall promptly designate a mutually convenient time and place for the mediation, and unless circumstances require otherwise, such time to be not later than 45 days after selection of the mediator.

         9.3 CONDUCT OF MEDIATION. In the mediation, each Disputing Party shall be represented by an Authorized Individual and may be represented by counsel. In addition, each Disputing Party may, with permission of the mediator, bring such additional persons as needed to respond to questions, contribute information, and participate in the negotiations. The Disputing Parties agree to sign a document that provides that the mediator shall be governed by the provisions of Chapter 154 of the Texas Civil Practice and Remedies Code and such other rules as the mediator shall prescribe. The Disputing Parties commit to participate in the proceedings in good faith to its conclusion and with the intention of resolving the Dispute if at all possible.

         9.4    TERMINATION OF PROCEDURE.  The mediation shall be terminated
(i) by the execution of a settlement agreement by the Disputing Parties, (ii) by a declaration of the mediator that the mediation is terminated, or (iii) by a written declaration of a Disputing Parties to the effect that the mediation process is terminated at the conclusion of one full day's mediation session. Even if the mediation is terminated without a resolution of the Dispute, the Disputing Parties agree not to commence any Arbitration Proceedings prior to the expiration of 5 days following the mediation.

         9.5 FEES OF MEDIATION; DISQUALIFICATION. The fees and expenses of the mediator shall be shared equally by the Disputing Parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any Disputing Party with respect to the Dispute and any related matters.

         9.6 CONFIDENTIALITY. The entire mediation process is confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any Disputing Party, their agents, employees, representatives or other invitees and by the mediator are confidential and shall be deemed privileged where appropriate. Such conduct, statements, promises, offers, views and opinions shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of any of the party.

                                 ARTICLE 10

                                MISCELLANEOUS

         10.1 COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS. This Agreement (together with the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction, among the parties hereto and constitutes the entire understanding among the parties hereto with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

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

         10.2 BULK SALES COMPLIANCE. The Purchaser hereby waives compliance by the Seller with any laws governing bulk sales (to the extent such laws are applicable to the transactions contemplated by this Agreement). The Seller hereby agrees to indemnify the Purchaser for any liabilities, if any, incurred by the Purchaser as a result of such noncompliance. Any such liabilities shall be Indemnified Costs.

         10.3 RISK OF LOSS - DAMAGE TO TRANSFERRED ASSETS. The parties hereto hereby agree that the risk of loss or damage to any of the Transferred Assets shall be upon the Seller prior to the Closing and upon the Purchaser thereafter.

         10.4 PRORATIONS. All annual or periodic ad valorem fees, taxes, and assessments and similar charges imposed by taxing authorities on the Transferred Assets (collectively, "Property Taxes") shall be borne and paid
(a) by the Seller for all full tax years or periods ending before the Closing Date and for that portion of any tax year or period ending on or after the Closing Date from the date of commencement of such year or period to the date immediately preceding the Closing Date and (b) by the Purchaser for all full tax years or periods beginning on or after the Closing Date and for that portion of any tax year or period ending on or after the Closing Date from and including the Closing Date to the final date of such year or period, regardless of when or by which party such Property Taxes are actually paid to the applicable taxing authority. In addition, all rents and other lease charges, power and utility charges, license or other fees, wages, salaries, and commissions, all Assumed Contracts, prepaid items and expenses, and similar items to be allocated between the Purchaser and the Seller shall be allocated between the Purchaser and the Seller effective as of 12:01 a.m. on the Closing Date. Such allocations shall be determined and payment accordingly made from one party to the other, as the case may be, on the Closing Date to the extent they are known and agreed to by the Purchaser and the Seller; otherwise such allocations shall be determined and payment made (effective as of 12:01 a.m. on the Closing Date) on the date 30 days thereafter. If there shall be any dispute in regard to the amounts due under this Section 10.4, the same shall be determined by a nationally recognized accounting firm selected by the Purchaser and approved by Seller, which consent shall not be unreasonably withheld, and any such determination shall be binding and conclusive on the parties hereto. The charges of such firm shall be shared equally by the Purchaser and the Seller.

         10.5 ALLOCATION OF PURCHASE PRICE. The parties hereto acknowledge that the transactions contemplated hereby must be reported in accordance with Section 1060 of the Code. Accordingly, the parties shall report such transactions for all purposes in accordance with the Purchase Price allocation set forth on EXHIBIT I hereto.

         10.6 RECORDS. At the Closing, the Seller will turn over and deliver to the Purchaser all files of the Seller relating to the Transferred Assets and/or the Business, including, without limitation, all copies and originals of all Assumed Contracts, any and all operating manuals, third party warranties, and like materials and data in the Seller's possession relating to the design, construction, maintenance, and operation of facilities, improvements, and equipment included in the Transferred Assets and/or the Business, and all appropriate books and records, accounting information, and operating information and data, current and historical, reasonably related to the Transferred Assets and/or the Business. Upon the reasonable request of Seller, after reasonable notice Purchaser and ProNet shall make such files and records available to Seller and his representatives for review and/or copying, at Seller's expense, for legal and business purposes including the preparation of tax returns and responding to audits.

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

         10.7 SELLER'S LIABILITIES. The Seller agrees to satisfy, pay and extinguish all of the known and uncontested liabilities of the Seller relating to the Business outstanding as of the Closing Date within 90 days following the Closing Date.

         10.8 SUCCESSORS AND ASSIGNS. No rights or obligations of any party hereto under this Agreement may be assigned (except that the Purchaser may assign its rights and obligations to any affiliate (as that term is defined in Rule 144 under the Securities Act) of the Purchaser or to any successor entity to the Purchaser whether pursuant to a sale of all or substantially all of the Purchaser's assets, the merger, consolidation, liquidation, or dissolution of the Purchaser, or otherwise; provided, Purchaser and ProNet shall remain fully liable for their respective obligations pursuant to this Agreement and related documents. Any assignment, dissolution, or liquidation in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 10.8, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

         10.9 EXPENSES. Each of the parties hereto shall pay its or his own respective costs and expenses incurred in connection with this Agreement.

         10.10 SALES TAXES. Purchaser shall deliver to Seller at the Closing a Texas Sales Tax Exemption Certificate relating to acquisition of the Transferred Assets in an occasional sale pursuant to Section 151.304 of the Texas Tax Code, as amended ("Texas Code"), and a Texas Sale Tax Resale Certificate relating to acquisition of the pagers for resale pursuant to
Section 151.302 of the Texas Code.

         10.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         10.12 WAIVER. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

         10.13 NOTICES. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by telefacsimile or similar device, or (c) if sent by mail, on the third day following the

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

date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

         If to the Purchaser:              Contact Communications Inc.
                                           6340 LBJ Freeway
                                           Dallas, Texas 75240
                                           Attn: Jackie R. Kimzey
                                           Fax No: (214) 774-0640

         With a copy to:                   ProNet Inc.
                                           6340 LBJ Freeway
                                           Dallas, Texas 75240
                                           Attn: Mark A. Solls
                                           Fax No: (214) 774-0640

         If to the Seller:                 Daniel L. Sheppard
                                           701 North Post Oak Road
                                           Suite 100
                                           Houston, Texas 77024
                                           Fax # (713) 613-7029

         With a copy to:                   E. Blake Hawk
                                           Brown, Parker & Leahy, L. L. P.
                                           Citicorp Center
                                           1200 Smith, Suite #3600
                                           Houston, Texas 77002-4594
                                           Fax # (713) 654-1871

Each party may change its or his address for purposes of this Section 10.13 by proper notice to the other parties.

         10.14 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing.

         10.15 PUBLIC ANNOUNCEMENT. No public announcement shall be made by any party with respect to the transactions contemplated hereby without the approval of the Purchaser and Seller, which shall NOT be unreasonably withheld, unless otherwise required by applicable law including the Securities Act of 1933, as amended ("Securities Act") and the Securities Exchange Act of 1934, as amended ("Exchange Act") and other security laws. Seller acknowledges that the completion of the transaction (including the purchase price and number of pagers in service) will be announced subsequent to the Closing.

         10.16 FURTHER ASSURANCES. From time to time hereafter, (a) at the request of the Purchaser, but without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the

Purchaser may reasonably request in order more effectively to consummate the transactions contemplated hereby, and (b) at the request of the Seller, but without further consideration, the Purchaser shall execute and deliver such other certificates, statements, and documents, and take such other action as the Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby.

         10.17 NO THIRD-PARTY BENEFICIARIES. Except for the Indemnified Parties not a party to this Agreement, no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

         10.18 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         10.19 HEADINGS. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

         10.20 SECTIONS; EXHIBITS. All references to "Sections", "Subsections", "Schedules", "Annexes", and "Exhibits" herein are, unless specifically indicated otherwise, references to sections, subsections, schedules, annexes, and exhibits of and to this Agreement. All schedules and exhibits attached hereto are made a part hereof for all purposes, the same as set forth herein verbatim, it being understood that if any exhibit attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

         10.21 NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         10.22 SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that, without limiting any other remedy available to the Purchaser at law or in equity, the Purchaser shall be able to specifically enforce the terms of this Agreement.

         10.23 PRONET GUARANTEE. ProNet hereby agrees to unconditionally guarantee any and all obligations of Purchaser of any nature relating to in this Agreement including, without limitation, the Sublease, Reseller Agreement, any other agreement or document executed in connection herewith and including any amendments, additions, extensions or collection costs of, to or involving such obligations or agreements.

         10.24 BUSINESS DAYS. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

         10.25 CONFIDENTIALITY. Purchase, ProNet and Seller shall keep confidential all information obtained by it or him with respect to the other party in connection with this Agreement unless required by applicable law including the Securities Act and the Exchange Act and other security laws or mandates. If the transactions contemplated hereby are not consummated for any reason,

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

each shall return to the other party without retaining any copy thereof any material obtained from the other party.

         10.26 FORCE MAJEURE. Neither party herein shall be liable for delays or defaults in its performance of any agreement or covenants hereunder due to force majeure. Term "force majeure" as employed herein shall mean: any act of God including but not limited to storms, floods, washouts, landslides, and lighting; acts of the public enemy, wars, blockades, insurrections or riots; strikes or lockouts, epidemics or quarantine regulations; laws, act, orders or request of federal, state, municipal or other governments, exhaustion or unavailability or delays in delivery of any product, labor, service, or material outside a party's reasonable control.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.

                                    CONTACT COMMUNICATIONS INC.


                                    By: /s/ Mark A. Solls
                                        --------------------------------------
                                            Mark A. Solls, Vice President

                                    PRONET INC.


                                    By: /s/ Mark A. Solls
                                        --------------------------------------
                                            Mark A. Solls, Vice President


                                        /s/ Daniel L. Sheppard
                                        ---------------------------------------
                                           Daniel L. Sheppard (individually and
                                           dba Paging and Cellular of Texas)


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